Exhibit 8.2

[Baker Botts L.L.P. Letterhead]

September 28, 2006

Pacific Energy Partners, L.P.
5900 Cherry Avenue
Long Beach, California 90805

Re:
Merger of Pacific Energy Partners, L.P. with and into Plains All American Pipeline, L.P.

Ladies and Gentlemen:

        We have acted as counsel to Pacific Energy Partners, L.P., a Delaware limited partnership ("Pacific"), in connection with the merger (the "Merger"), as defined and described in the Agreement and Plan of Merger dated as of June 11, 2006 (the "Merger Agreement"), by and among Plains All American Pipeline, L.P. ("Plains"), Plains AAP, L.P., Plains All American GP LLC, Pacific, Pacific Energy Management LLC, and Pacific Energy GP, LP. A registration statement on Form S-4 relating to the Merger was filed with the U.S. Securities and Exchange Commission (the "Commission") on July 12, 2006 (Registration No. 333-135712) (with all amendments thereto through the date hereof, the "Registration Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

        For purposes of the opinions set forth below, we have relied, with the consent of Pacific and the consent of Plains, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in (1) the Merger Agreement, (2) the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement, (3) the certificates of the officers of the general partner of Pacific, and (4) the certificates of the officers of the general partner of Plains. We have assumed that such factual statements and representations will be accurate and complete as of the date hereof and as of the Closing Date (as if made as of such dates) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also assumed that the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the joint proxy statement/prospectus that forms a part of the Registration Statement.

        Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that all statements of legal conclusion attributed to Baker Botts L.L.P. in the discussion contained in the Registration Statement under the heading "Material Federal Income Tax Consequences" reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement.

        Further, based on the foregoing, and subject to the assumptions, limitations and qualification set forth herein, it is our opinion that, for U.S. federal income tax purposes, except with respect to fractional units, (i) Pacific, Pacific Energy GP, LP, Pacific Energy Management LLC, and their subsidiaries will not recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code), and (ii) no gain or loss will be recognized by holders of Pacific common units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code).

        A Pacific unitholder's initial tax basis for his Plains common units received in the Merger will be equal to his tax basis in the Pacific common units exchanged therefor, minus his share of Pacific nonrecourse liabilities immediately before the Merger, plus his share of Plains nonrecourse liabilities immediately following the Merger.

        A Pacific common unitholder's holding period for the Plains common units received in the Merger that are attributable to Pacific's capital assets or assets used in its business as defined in Section 1231 of the Internal Revenue Code will include Pacific's holding period for those assets. The holding period for Plains common units received by a Pacific unitholder attributable to other assets of Pacific, such as inventory and receivables, will begin on the day following the Merger.

        A Pacific unitholder who receives cash instead of a fractional Plains common unit in the Merger will generally recognize gain or loss equal to the difference between the amount of cash received and the unitholder's adjusted tax basis allocable to such fractional common unit.

        The opinions set forth herein are based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the opinions herein.

        We hereby consent to the filing of this letter as Exhibit 8.2 to the Registration Statement actually filed with the Commission and to the reference to our firm name under the heading "Material Federal Income Tax Consequences". In giving our consent, we do not thereby admit that we are (i) experts within the meaning of Section 11 of the Securities Act or (ii) within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.
Baker Botts L.L.P.